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                                                                   Exhibit 23(b)


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of United Rentals (North America), Inc. for the registration of $450,000,000 of 10 3/4% Senior Notes due 2008, Series B and to the incorporation by reference therein of our report dated February 23, 2001, except for Note 2, paragraphs 9, 10 and 11, and
Note 17 as to which the date is September 28, 2001, with respect to the Consolidated Financial Statements and schedules of United Rentals, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                                /s/ Ernst & Young LLP

MetroPark, New Jersey
October 8, 2001